EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-13250, No. 333-111931 and No. 333-123981) pertaining to The Radcom Ltd. International Employee Stock Option Plan, and The Radcom Ltd. 2003 Share Option Plan and Form F-3 (File No. 333-152848 and 333-170512) of Radcom Ltd., and in the related Prospectus, of our report dated April 22, 2013 with respect to the consolidated financial statements of Radcom Ltd. and its subsidiaries for the year ended December 31, 2012 included in this Annual Report on Form 20-F for the year ended December 31, 2012.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER
April 22, 2013	A Member of Ernst & Young Global